Exhibit 10.5

INTERCHANGE AGREEMENT

THIS INTERCHANGE AGREEMENT is made and entered into as of the 1st day of March, 2002, by and between CSC TRANSPORT IV, INC., a Delaware corporation with an office at 8000 Republic Airport, Hangar 5, Farmingdale, New York 11768 (“CSC”), and STERLING AVIATION LLC, a New York limited liability company with an office at 340 Crossways Park Drive, Woodbury, New York 11797 (“Counterparty”).

W I T N E S S E T H:

WHEREAS, CSC is the lessee and the operator of a Gulfstream Aerospace Corporation G-V aircraft, manufacturer’s serial number 639, United States registration N501CV (the “CSC Aircraft”); and

WHEREAS, Counterparty is the sublessee and the operator of a Gulfstream Aerospace Corporation GIV-SP aircraft, manufacturer’s serial number 1230, United States registration N101CV (the “Counterparty Aircraft”); and

WHEREAS, each of CSC and Counterparty employs or engages its own fully-qualified flight crew to operate its respective aircraft; and

WHEREAS, each of CSC and Counterparty desires to lease its respective aircraft, with flight crew, to the other, solely in exchange for equal time, when needed, on the other’s aircraft, on an interchange basis as defined in Section 91.501(c)(2) of the Federal Aviation Regulations (the “FAR’s”), upon the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, CSC and Counterparty, intending to be legally bound, hereby covenant and agree as follows:

1.             Lease of Aircraft.

(a)           When not otherwise obligated by its flight schedule, CSC agrees to lease the CSC Aircraft to Counterparty pursuant to the provisions of FAR 91.501(c)(2) and to provide a fully-qualified flight crew for all operations of the CSC Aircraft to be conducted hereunder during the Term (as defined in Section 12) of this Agreement, in exchange for Counterparty’s undertaking to lease the Counterparty Aircraft to CSC pursuant to Section 1(b) for an equal number of flight hours (including fractions thereof), plus, if applicable, the Expense Differential (as defined in Section 2(c) hereof) and the

Reconciliation Amount (as defined in Section 14 hereof), if any.

(b)           When not otherwise obligated by its flight schedule, Counterparty agrees to lease the Counterparty Aircraft to CSC pursuant to the provisions of FAR 91.501(c)(2) and to provide a fully-qualified flight crew for all operations of the Counterparty Aircraft hereunder during the Term in exchange for CSC’s undertaking to lease the CSC Aircraft to Counterparty pursuant to Section 1(a) for an equal number of flight hours (including fractions thereof), plus, if, applicable, the Expense Differential and the Reconciliation Amount, if any.

2.             Payments; Expenses; Expense Differential; Statements.

(a)           For each flight hour received by a party under this Agreement, the recipient agrees to assume and to satisfy a reciprocal obligation of repayment in kind by providing an equal number of flight hours aboard the recipient’s aircraft.  For purposes of this Agreement, flight hours will be measured to the nearest tenth of an hour. The right to repayment of flight hours in kind, at a 1:1 ratio, is the only compensation to which the party providing the transportation with its aircraft (in either case, the “Operator”) is entitled under this Agreement, other than the Expense Differential, if applicable, and Reconciliation Amount, if any.

(b)           Each party shall pay all expenses related to the operation of its aircraft at all times during the Term (collectively, “Expenses”), regardless of which party is using such aircraft at the time such expenses are incurred.  This obligation shall include any and all direct and indirect expenses of operating such aircraft, as well as storage, crew, maintenance, and insurance costs, on-board meals and beverages, airport, weather and related user fees, and any and all other expenses, whether similar or dissimilar to the foregoing, incurred by or because of the operation of the aircraft.

(c)           In the event that the Expenses of owning, operating and maintaining one party’s aircraft exceeds such Expenses for the other aircraft, the party whose aircraft has the greater Expenses shall invoice the other party for any portion or all of the excess Expenses (the “Expense Differential”) allocable to the use by the other party pursuant to this Agreement from time to time, but in no event less frequently than annually and within 30 days after the expiration or other termination of this Agreement. Such invoice shall be due and payable not later than 30 days after receipt thereof.

(d)           As soon as possible after the end of each calendar month during the term of this Agreement, CSC shall generate and furnish to Counterparty a statement reflecting (i) all use by each party of the other party’s Aircraft pursuant to the terms of this Agreement during such month and during the period from the effective date of this Agreement through the end of such month; and (ii) the Expense Differential, if any, incurred during such calendar month and during the period from the effective date of this Agreement through the end of such calendar month.

(e)           Notwithstanding anything in this Agreement to the contrary, (i) in the event that the statements generated by CSC pursuant to Section 2(d) indicate that the cumulative use by CSC of the Counterparty Aircraft pursuant to this Agreement exceeds the cumulative use by Counterparty of the CSC Aircraft by 50 flight hours or more, Counterparty shall have no obligation to allow CSC to utilize the Counterparty Aircraft hereunder until such excess has been reduced to less than 50 flight hours; and (ii) in the event that such statements indicate that the cumulative use by Counterparty of the CSC Aircraft pursuant to this Agreement exceeds the cumulative use by CSC of the Counterparty Aircraft by 50 flight hours or more, CSC shall have no obligation to allow Counterparty to utilize the CSC Aircraft hereunder until such excess has been reduced to less than 50 flight hours.

3.             Operational Control of Aircraft.

(a)           CSC and Counterparty intend and agree that at all times during the Term of this Agreement, CSC shall have complete and exclusive operational control over the CSC Aircraft, its flight crews and maintenance, and complete and exclusive possession, command and control of the CSC Aircraft.  CSC shall have complete and exclusive responsibility for scheduling, dispatching and flight following of the CSC Aircraft on all flights conducted during the Term of this Agreement, which responsibility includes the sole and exclusive right over initiating, conducting and terminating such flights.  Counterparty shall have no responsibility for scheduling, dispatching or flight following on any flight of the CSC Aircraft, nor any right over initiating, conducting or terminating any such flights.  Nothing in this Agreement is intended or shall be construed so as to convey to Counterparty any operational control over, or possession, command and control of, the CSC Aircraft, all of which are expressly retained by CSC.

(b)           CSC and Counterparty intend and agree that at all times during the Term of this Agreement, Counterparty shall have complete and exclusive operational control over the Counterparty Aircraft, its flight crews and maintenance, and complete and exclusive possession, command and control of the Counterparty Aircraft.  Counterparty shall have complete and exclusive responsibility for scheduling, dispatching and flight following of the Counterparty Aircraft on all flights conducted during the Term of this Agreement, which responsibility includes the sole and exclusive right over initiating, conducting and terminating such flights.  CSC shall have no responsibility for scheduling, dispatching or flight following on any flight of the Counterparty Aircraft, nor any right over initiating, conducting or terminating any such flights.  Nothing in this Agreement is intended or shall be construed so as to convey to CSC any operational control over, or possession, command and control of, the Counterparty Aircraft, all of which are expressly retained by Counterparty.

4.             Scheduling.

(a)           Each party will provide the other with requests for flight time and proposed flight schedules as far in advance of any given flight as possible, and in any case, at least 24 hours in advance of planned departure.  Requests for flight time shall be in a form, whether oral or written, mutually convenient to, and agreed upon by the parties.  Scheduling requests by one party under this Agreement shall be submitted to the designated authorized representative(s) of the other party set forth in Exhibit A hereto (as amended from time to time).  In addition to proposed schedules and flight times, the party requesting flight time shall provide at least the following information for each proposed flight at some time prior to scheduled departure as required by the Operator or flight crew assigned to its Aircraft: (i) proposed departure point; (ii) destination; (iii) date and time of flight; (iv) number of passengers anticipated; (v) nature and extent of luggage and/or cargo to be carried; (vi) date and time of a return flight, if any; and (vii) any other information concerning the proposed flight that may reasonably be requested by the Operator or its flight crew.

(b)           Each party hereby agrees to use its best good faith efforts in order to accommodate the needs of the other party, avoid conflicts in scheduling, and enable the other party to enjoy the benefits of this Agreement; provided, however, that each party shall have final authority over the scheduling of its aircraft.  Each party agrees to make good faith efforts to honor flights requested by the other party under this Agreement.  Nevertheless, the parties explicitly acknowledge that the needs of each party for its own transportation take precedence over this Agreement.  Although every good faith effort shall be made to avoid its occurrence, any flight scheduled under this Agreement is subject to cancellation by either party without incurring liability to the other party.  In the event that cancellation is necessary, the canceling party shall provide the maximum notice practicable.  Any changes to a flight arranged under this Agreement, or a cancellation of a flight in its entirety, shall be communicated to the designated authorized representative(s) of the other party.

(c)           Any notice under this Section 4 may be written or oral, but shall be given only to or by individuals previously designated by each party to the other pursuant to Exhibit A as amended from time to time as authorized to act on its behalf for this purpose.

5.             Maintenance.  Each party shall be solely responsible for securing maintenance, preventive maintenance and other necessary inspections on its aircraft at all times during the Term, and shall take such requirements into account in scheduling its aircraft, unless said maintenance or inspection can be safely conducted at a later time in compliance with all applicable laws and regulations, and within the sound discretion of the pilot-in-command.  All maintenance, whether scheduled or preventive in nature, will be the responsibility of the Operator.  The responsibility for determining that all required maintenance has been compiled with will rest with the Chief of Maintenance for the Operator. The pilot-in-command shall have final and complete authority to cancel any flight for any reason or condition, whether or not maintenance related, that in his judgment would compromise the safety of the flight.

6.             Flight Crew.

(a)           Each party shall provide, at its sole cost and expense, a qualified flight crew for each flight undertaken on its aircraft under this Agreement. The flight crew provided will be comprised of the pilots employed or engaged by the Operator.  However, the Operator may use temporary flight crewmembers for a flight under this Agreement provided that the temporary crewmember is FlightSafety (or SimuFlite) trained, is current on the aircraft to be flown and satisfies all of the requirements and conditions under the insurance coverage for such aircraft.

(b)           In accordance with applicable Federal Aviation Regulations, each qualified flight crew provided under this Agreement will exercise all of its duties and responsibilities in regard to the safety of each flight conducted hereunder.  The Operator and its flight crew will retain operational control of that aircraft.  Each aircraft shall be operated under the standards and policies established by the Operator.  Final authority to initiate or terminate each flight, and otherwise to decide all matters relating to the safety of any given flight or requested flight, shall rest with the Captain of that flight.

(c)           Each party agrees that the flight crew, in its sole discretion, may terminate any flight, refuse to commence any flight, or take other action that in the considered judgment of the pilot-in-command is necessitated by considerations of safety.  No such action of the pilot-in-command shall create or support any liability for loss, injury, damage or delay to either party or any other person.  The parties further agree that neither party shall be liable for delay or failure to furnish or return an aircraft or crew pursuant to this Agreement when such failure is caused by government regulation or authority, mechanical difficulty, war, civil commotion, strikes or labor disputes, weather conditions, or acts of God or any other cause which is beyond its control, whether similar or dissimilar to the causes enumerated.

7.             Home Base.  The permanent base of operation of the CSC Aircraft is Republic Airport, Farmingdale, New York. The permanent base of operation of the Counterparty Aircraft is Republic Airport, Farmingdale, New York.

8.             Insurance; Risk of Loss.

(a)           During the term of the Agreement, and notwithstanding anything in this Agreement to the contrary, Counterparty will procure at its sole cost and expense aircraft insurance that satisfies all of the requirements of the Aircraft Lease (N101CV), dated as of April 29, 1998, as amended, between Fleet National Bank, as lessor (“Headlessor”), and CSC Transport V, Inc., as lessee (as assignee of CSC Transport, Inc.) (the “Headlease”), and all of the requirements of the Aircraft Lease dated as of March 1, 2002, between CSC Transport V, Inc. as lessor and Counterparty as lessee (the “Lease”), and CSC will procure at its sole cost and expense aircraft insurance that satisfies all of the requirements of the Aircraft Lease Agreement dated November 1, 2001 between General Electric Credit Corporation of Tennessee as lessor and CSC as lessee (the “GECC Lease”).

(b)           During the Term of this Agreement, each party shall maintain (or cause to be maintained) in full force and effect, at its own expense, workers compensation and employer liability coverage in the amount of not less than the applicable statutory limits covering all employees whose work relates to the Aircraft.

(c)           Each party shall deliver certificates of insurance and copies of applicable policies to the other party with respect to the insurance required hereunder.  Such certificates shall be delivered upon execution of this Agreement and upon the renewal date of each policy.  Each certificate of insurance, and the applicable policy, shall require that 30 days’ prior written notice of cancellation or change (seven days, or such shorter period as is customarily available in the business aviation industry in the case of war risk or allied perils) be given by the insurer to the insured and all additional insureds.

(d)           Each party shall have and maintain at all times during the Term of this Agreement risk of loss of or damage or destruction to its aircraft.

9.             Indemnity.  Each party (the “Indemnitor”) covenants and agrees that except with respect to a loss covered (or required to be covered) by the insurance described in Section 8 hereof, it shall be fully liable to, and shall promptly upon demand defend, indemnify and hold harmless the other party and its respective principals, shareholders, members, managers, officers, directors, agents, guests, invitees, licensees and employees (collectively, the Indemnitees”) from and against any and all liabilities, claims, demands, suits, causes of action, losses, penalties, fines, expenses or damages, including reasonable attorneys fees, court costs and witness fees attributable to the Indemnitor’s use, operation or maintenance of an aircraft pursuant to this Agreement or performance of or failure to perform any obligation under this Agreement.  For purposes of this Agreement, (i) Counterparty and its members, managers (if any), guests, invitees, licensees and employees shall be the Indemnitees in any case in which CSC is the Indemnitor; (ii) CSC and its officers, directors, employees, shareholders, guests, invitees, licensees, employees and affiliates (excluding Counterparty and its members and managers, if any) shall be the Indemnitees in any case in which Counterparty is the Indemnitor; and (iii) notwithstanding the foregoing, in the event that there is any other agreement effective at such time between an Indemnitor and an Indemnitee, such Indemnitor shall have no greater obligation to indemnify such Indemnitee than such Indemnitor’s obligation to indemnify such Indemnitee set forth in such other effective agreement.

10.           Taxes.  Each party shall be responsible for collecting and paying over the amount collected to the appropriate agencies all applicable Federal transportation taxes and any sales, use or other excise taxes imposed by any governmental authority in connection with any use of its own aircraft by the other party under this Agreement.  Each party shall indemnify the other party against any and all claims, liabilities, costs and expenses (including attorney’s fees as and when incurred) arising out of its breach of this undertaking.  The Operator of each flight hereunder shall collect and pay over the amount of collected Federal excise taxes applicable to such flight based upon the fair market value of such flight, as agreed in good faith by the parties.

11.           Representations and Warranties.  Each party represents and warrants to the other that:

(a)           It will use the other party’s aircraft for and on account of its own business only, and will not use the other party’s aircraft for the purposes of providing transportation of passengers or cargo in air commerce for compensation or hire.

(b)           It shall refrain from incurring any mechanic’s or other liens in connection with inspection, preventive maintenance, maintenance or storage of the other party’s aircraft, nor shall there be any attempt by such party to convey, mortgage, assign, lease or any way alienate the other party’s aircraft or create any kind of lien or security interest involving such aircraft or do anything or take any action that might mature into such a lien.

(c)           It shall not lien or otherwise encumber, or create or place any lien or other encumbrance of any kind whatsoever, on or against the other party’s aircraft for any reason.  It also will ensure that no liens or encumbrances of any kind whatsoever are created or placed against the other party’s aircraft for claims against the first party or by the first party.  In the event that any mechanic’s liens or other encumbrances are created or placed against one party’s aircraft by a third person, the party whose aircraft has been subjected to such liens or other encumbrances shall take all necessary action to discharge such liens and encumbrances as quickly as possible.

(d)           During the Term, it will abide by and conform to all such laws, governmental and airport orders, rules and regulations, as shall from time to time be in effect relating in any way to the operation and use of either aircraft pursuant to this Agreement.                All operations conducted under this Agreement shall be conducted in strict compliance with all applicable provisions of all governmental authorities having jurisdiction, including, but not limited to, the FAA and the governmental authorities of each foreign jurisdiction in or over which the Aircraft is or may be operated.

12.           Term of Agreement.  The term of this Agreement (the “Term”) shall commence on the effective date hereof and, except as otherwise provided herein, shall remain in full force in effect for an initial term through April 15, 2003.  In the event that Counterparty continues to operate the Counterparty Aircraft after April 15, 2003, Counterparty shall have the right to extend the term of this Agreement for one additional

12-month term; provided, however, that no extension shall extend beyond the expiration of the term of the Headlease, unless Headlessor no longer has title to the Aircraft.  Notwithstanding the foregoing, either party shall have the right to terminate this Agreement for any reason or no reason by written notice given to the other party not less than 30 days prior to the proposed termination date.  Notwithstanding anything herein to the contrary, this Agreement shall terminate (i) at the option of Headlessor, in its sole discretion, upon the occurrence of an Event of Default or Notified Default (as such terms defined in the Headlease), or (ii) upon the expiration or earlier termination of the Headlease.

13.           Termination Rights.  In addition to the termination rights set forth in Section 12, each party shall have the right, upon written notice to the other party (the “Defaulting Party”), to terminate this Agreement immediately (without prejudice to any other rights that it may have) in the event of any of the following:

(a)           if the Defaulting Party operates or maintains its aircraft in violation of any law, regulation, directive or order of any governmental authority or in violation of any provision of any insurance policy;

(b)           lapse of insurance coverage required to be kept in force by the Defaulting Party;

(c)           if the Defaulting Party makes a general assignment for the benefit of creditors, or is declared insolvent or bankrupt under any bankruptcy, insolvency or other similar law, or commence a voluntary proceeding seeking liquidation, reorganization or other relief under any such law or seeking the appointment of a receiver or liquidator over any substantial portion of its assets;

(d)           assignment by the Defaulting Party of this Agreement or any right or interest created hereunder without the prior written consent of the other party, which may be given or withheld by the other party in its sole and absolute discretion; or

(e)           loss or destruction of either aircraft.

14.           Reconciliation on Termination.   If, upon termination of this Agreement for any reason, one party (“Party A”) has utilized a greater amount of flight time on the Aircraft of the other party (“Party B”), such excess time shall be treated as if it had been flown pursuant to a time sharing agreement within the meaning of FAR Section 91.501(c)(1).  In such event, Party A shall promptly pay to Party B an amount equal to the maximum allowable amount of expenses described in FAR Section 91.501(d)(1)-(10) with respect to such specific excess flight time, determined on a last-in, first-out basis (the “Reconciliation Amount”).

15.           Relationship of Parties.  The relationship between the parties is strictly that of lessor and lessee in connection with the provision and receipt of transportation services in accordance with the terms and conditions of this Agreement.  Nothing in this Agreement is intended, nor shall it be construed so as, to constitute the parties as partners or joint venturers or principal and agent.  All persons furnished by each party for the performance of the operations and activities contemplated by this Agreement shall at all times and for all purposes be considered such party’s employees or agents, and such party shall be solely responsible for their performance.

16.           Notices.  All notices or other communications delivered or given under this Agreement shall be in writing and shall be deemed to have been duly given if hand-delivered, sent by certified or registered mail, return receipt requested, nationally-utilized overnight delivery service or confirmed facsimile transmission.  Such notices shall be addressed to the parties at the addresses set forth above, or to such other address as may be designated by any party in a writing delivered to the other in the manner set forth in this Section 16.  Such notices shall be deemed to have been given and made on the date on which hand-delivered or sent by confirmed facsimile, one business day following the date on which sent by Federal Express or other nationally-utilized overnight delivery service, or four days following the date on which sent by certified or registered mail, return receipt requested.

17.           Governing Law; Severability.  This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York, without regard to its choice of law rules.  If any provision of this Agreement conflicts with any statute or rule of law of the State of New York, or is otherwise unenforceable, such provision shall be deemed null and void only the extent of such conflict or unenforceability, and shall be deemed separate from, and shall not invalidate, any other provision of this Agreement.

18.           Amendment.  This Agreement may not be amended, supplemented, modified or terminated, or any of its terms varied, except by an agreement in writing signed by each of the parties hereto.

19.           Counterparts.  This Agreement may be executed in counterparts, each of which shall, for all purposes, be deemed an original and all such counterparts, taken together, shall constitute one and the same agreement, even though all parties may not have executed the same counterpart.  Each party may transmit its signature by facsimile, and such faxed signature shall have the same force and effect as an original signature.

20.           Successors and Assigns.  This Agreement shall be binding upon the parties hereto, and their respective heirs, executors, administrators, other legal representatives, successors and assigns, and shall inure to the benefit of the parties hereto, and, except as otherwise provided herein, to their respective heirs, executors, administrators, other legal representatives, successors and permitted assigns.  Except as otherwise provided in this Agreement or in the Consent to Aircraft Management Agreement and Assignment dated as of December 1, 2001, by and among Headlessor, CSC and Counterparty (the “Consent Agreement”), each party agrees that it shall not sublease, assign, transfer, pledge or hypothecate this Agreement or any part hereof (including any assignment or transfer pursuant to or as a part of any merger, consolidation or transfer of assets) without the prior written consent of the other party, which may be given or withheld by the other party in its sole and absolute discretion.  Each party hereby consents to the assignment of certain rights under this Agreement to Headlessor pursuant to, and all of the other terms and conditions of, the Consent Agreement.

21.           Disclaimer of Warranties.  EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY HAS MADE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO ITS AIRCRAFT, INCLUDING ANY WITH RESPECT TO SUCH AIRCRAFT’S CONDITION, MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE.

22.           Integration.  This Agreement and the Consent Agreement set forth the entire agreement between the parties with respect to the subject matter hereof and supersedes any and all other agreements, understandings, representations, warranties or negotiations by or between the parties with respect thereto, all of which are hereby canceled.  There are no other agreements or representations, either oral or written, express or implied, with respect to the subject matter of this Agreement that are not expressly set forth herein or in the Consent Agreement.

23.           Truth-in-Leasing Compliance.

(a)           CSC shall (i) mail a copy of this Agreement to the FAA in Oklahoma City within 24 hours of receiving a fully executed copy; (ii) notify the Farmingdale Flight Standards District Office at least 48 hours prior to the first flight by CSC as Operator under this Agreement; and (iii) carry a copy of this Agreement onboard the CSC Aircraft.

(b)           Counterparty shall (i) notify the Farmingdale FSDO at least 48 hours prior to the first flight by Counterparty as Operator under this Agreement; and (ii) carry a copy of this Agreement onboard the Counterparty Aircraft.

24.           TRUTH IN LEASING STATEMENT UNDER FAR SECTION 91.23:

(a)           CSC HEREBY CERTIFIES THAT THE CSC AIRCRAFT HAS BEEN INSPECTED AND MAINTAINED WITHIN THE 12 MONTH PERIOD PRECEDING THE DATE OF EXECUTION OF THIS AGREEMENT IN ACCORDANCE WITH THE PROVISIONS OF FAR PART 91 AND THAT ALL APPLICABLE REQUIREMENTS FOR THE MAINTENANCE AND INSPECTION THEREUNDER HAVE BEEN MET FOR ALL OPERATIONS TO BE CONDUCTED WITH THE CSC AIRCRAFT UNDER THIS AGREEMENT.

(b)           COUNTERPARTY HEREBY CERTIFIES THAT THE COUNTERPARTY AIRCRAFT HAS BEEN INSPECTED AND MAINTAINED WITHIN THE 12 MONTH PERIOD PRECEDING THE DATE OF EXECUTION OF THIS AGREEMENT IN ACCORDANCE WITH THE PROVISIONS OF FAR PART 91 AND THAT ALL APPLICABLE REQUIREMENTS FOR THE MAINTENANCE AND INSPECTION THEREUNDER HAVE BEEN MET FOR ALL OPERATIONS TO BE CONDUCTED WITH THE COUNTERPARTY AIRCRAFT UNDER THIS AGREEMENT.

(c)           EACH OF CSC AND COUNTERPARTY CERTIFIES THAT WHEN THE CSC AIRCRAFT IS OPERATED UNDER THIS AGREEMENT, CSC SHALL BE RESPONSIBLE FOR OPERATIONAL CONTROL OF THE CSC AIRCRAFT.  CSC HEREBY CERTIFIES THAT IT UNDERSTANDS ITS RESPONSIBILITY FOR COMPLIANCE WITH APPLICABLE FEDERAL AVIATION REGULATIONS.

(d)           EACH OF COUNTERPARTY AND CSC CERTIFIES THAT WHEN THE COUNTERPARTY AIRCRAFT IS OPERATED UNDER THIS AGREEMENT, COUNTERPARTY SHALL BE RESPONSIBLE FOR OPERATIONAL CONTROL OF THE COUNTERPARTY AIRCRAFT.  COUNTERPARTY HEREBY CERTIFIES THAT IT UNDERSTANDS ITS RESPONSIBILITIES FROM COMPLIANCE WITH APPLICABLE FEDERAL AVIATION REGULATIONS.

(e)           THE PARTIES UNDERSTAND THAT AN EXPLANATION OF FACTORS BEARING ON OPERATIONAL CONTROL AND PERTINENT FEDERAL AVIATION REGULATIONS CAN BE OBTAINED FROM THE NEAREST FAA FLIGHT STANDARDS DISTRICT OFFICE.

(signature page follows)

IN WITNESS WHEREOF, CSC and COUNTERPARTY have caused their signatures to be affixed below on the day and year first above written.

CSC TRANSPORT IV, INC.

By:	/s/ Milton Hobbs

Its Duly-Authorized Signatory

STERLING AVIATION LLC

By:	/s/ William Frewin, Jr
Its Duly Authorized Manager